Exhibit 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Development (337) 232-7028, www.petroquest.com
PETROQUEST ENERGY INCREASES THIRD QUARTER 2007 PRODUCTION GUIDANCE AND
UPDATES OPERATING ACTIVITIES
LAFAYETTE, LA — October 2, 2007 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company is increasing its third quarter production guidance to approximately 85.5-87.5 MMcfe per day from its previously issued guidance of 82-87 MMcfe per day.
The Company is currently evaluating its previously released full year 2007 production guidance and expects to provide an update in conjunction with its third quarter earnings release.
Operations Update
In the Arkoma Basin, the Company has installed production tubing on its fifth operated horizontal Woodford Shale well and it has tested at rates as high as 4.2 MMcfe per day, up from its previously reported test rate of approximately 2.6 MMcfe per day. The well continues to unload its fracture fluids and the Company turned the well to sales this past weekend. A more complete update of the Company’s operations will be included in its third quarter earnings release.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, declines in the values of our properties resulting in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.